Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports FY11 Full-Year and Fourth Quarter Operating Results — Full-Year Sales, Net Income, and EPS Were the Highest Recorded in Company History

Full-Year Sales Were $4.8 Billion

Full-Year Net Income Rose 12 Percent to $313 Million

Full-Year Fully Diluted EPS Rose 12 percent to $9.32

ATK Establishes Initial FY12 Guidance

Minneapolis, May 5, 2011 — ATK (NYSE: ATK) today reported operating results for Fiscal Year 2011, which ended March 31, 2011.  The company achieved full-year sales of $4.8 billion, led by continued strength in both commercial and military small-caliber ammunition.  FY11 fully diluted earnings per share (EPS) were the highest in company history.

For the full year, FY11 net income was up 12 percent to $313 million, compared to $279 million in the prior year.  Full-year EPS was up 12 percent to $9.32, compared to $8.33 in the prior year.  The increase in earnings represents a favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns, net operating margin improvements, and the absence of a non-cash impairment recorded in the prior year, partially offset by increased pension expense.  Full-year operating margins were 10.9 percent.  Orders for the year were $4.8 billion, a book-to-bill ratio of 1.  Year-end free cash flow was $291 million, compared to $50 million in the prior year (see reconciliation table for details).  The prior year included $300 million of contributions to the company’s pension plans.

Sales in the fourth quarter were up 4.2 percent to $1.3 billion, compared to $1.2 billion in the prior-year quarter.  Stronger sales of military small-caliber ammunition and continued strength within the company’s commercial ammunition and tactical accessories business contributed to the gain, which was partially offset by lower sales on NASA programs.  Fourth quarter fully diluted EPS rose 21 percent to $2.10, compared to $1.73 per share in the prior-year quarter.  Fourth quarter margins were 10.1 percent.  Absent the $38 million non-cash impairment recorded in the prior-year quarter, EPS was down 14 percent from $2.44 (see reconciliation table for details).  The lower EPS reflects higher pension expense, lower sales volume on NASA programs, and strategic investments to support business pursuits, partially offset by operating efficiencies.

“In a challenging budget and economic environment, we held the line on sales and delivered strong earnings growth, record net income, and impressive full-year margins despite significant pension headwinds.  In addition, we initiated the company’s first-ever dividend,” said Mark DeYoung, President and Chief Executive Officer.  “Our focus on efficiency improvements and business execution enhances not only our financial performance, but also improves our competitive position and supports both long-term growth and profitability.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for fiscal year 2011 and the fourth quarter ending March 31, 2011 (in thousands).

Sales:

	Quarters Ended				Years Ended
	March 31, 2011	March 31, 2010	$ Change	% Change	March 31, 2011	March 31, 2010	$ Change	% Change

Aerospace Systems	$365,657	$404,950	$(39,293)	(9.7)%	$1,432,678	$1,623,038	$(190,360)	(11.7)%
Armament Systems	493,293	446,893	46,400	10.4%	1,806,339	1,662,583	143,756	8.6%
Missile Products	190,001	215,843	(25,842)	(12.0)%	673,694	760,200	(86,506)	(11.4)%
Security and Sporting	252,637	181,353	71,284	39.3%	929,553	761,845	167,708	22.0%
Total sales	$1,301,588	$1,249,039	$52,549	4.2%	$4,842,264	$4,807,666	$34,598	0.7%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Years Ended
	March 31, 2011	March 31, 2010	$ Change	% Change	March 31, 2011	March 31, 2010	$ Change	% Change

Aerospace Systems	$32,512	$18,969	$13,543	71.4%	$131,011	$145,858	$(14,847)	(10.2)%
Armament Systems	53,555	57,314	(3,759)	(6.6)%	211,740	168,094	43,646	26.0%
Missile Products	21,098	8,274	12,824	155.0%	68,787	58,653	10,134	17.3%
Security and Sporting	32,814	20,785	12,029	57.9%	128,437	107,891	20,546	19.0%
Corporate	(8,093)	4,348	(12,441)	(286.1)%	(14,249)	31,841	(46,090)	(144.8)%
Total operating profit	$131,886	$109,690	$22,196	20.2%	$525,726	$512,337	$13,389	2.6%

SEGMENT RESULTS

ATK operates in four business groups: Aerospace Systems; Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

Full-year sales in the Aerospace Systems group were down 12 percent to $1.4 billion, compared to $1.6 billion in the prior year.  The decrease reflects lower sales of Space Shuttle Reusable Solid Rocket Motors due to the completion of the program, partially offset by higher sales in commercial aerospace programs, and additional space-based propulsion activities.

For the full year, earnings before interest, taxes, and noncontrolling interest (operating profit) declined by 10 percent to $131 million, compared to $146 million in FY10, which included the impact of a $25 million non-cash impairment for the discontinuation of the Thiokol trade name.  The year-over-year decrease primarily reflects the reduced sales volume and the impact of profit reductions in a commercial aerospace structures program.

Fourth quarter sales fell 10 percent to $366 million, compared to $405 million in the prior-year period.  The decrease reflects lower revenue on NASA programs.  Operating profit in the quarter was $33 million, compared to $19 million in the prior-year quarter.  The prior-year quarter included the $25 million non-cash impairment referenced above.  Excluding the non-cash impairment, fourth quarter operating profit was down 25 percent from $44 million in prior-year quarter, reflecting the lower sales volume and a reduction in profit in a commercial aerospace structures program (see reconciliation table).

ARMAMENT SYSTEMS

For the full year, sales in the Armament Systems group increased nine percent to $1.8 billion, compared to $1.7 billion in the prior year.  The increase reflects higher sales of small-caliber ammunition and precision weapons.

Operating profit for the year rose 26 percent to $212 million from $168 million in the prior year.  The increase was driven by higher sales volume, increased operating efficiencies, and the absence of prior-year charges.

Sales in the fourth quarter rose 10 percent to $493 million, compared to $447 million in the prior-year quarter.  The increase was driven by small-caliber ammunition and precision weapons,

partially offset by lower modernization funds at the company’s energetics systems business.  Operating profit for the quarter declined by seven percent to $54 million, compared to $57 million in the prior-year quarter, primarily due to product mix and strategic investment to support business pursuits.

MISSILE PRODUCTS

For the full year, sales in the Missile Products group decreased by 11 percent to $674 million, compared to $760 million in the prior-year.  The decrease reflects lower sales on NASA’s launch abort system, missile defense systems, and special mission aircraft, partially offset by higher sales of defense electronics.

Operating profit for the year increased by 17 percent to $69 million, compared to $59 million in the prior year.  This increase reflects improved operating efficiency and the absence of the $13 million non-cash impairment for discontinuing the use of the Mission Research Corporation (MRC) trade name, partially offset by lower sales volume.

Sales in the fourth quarter declined by 12 percent to $190 million, compared to $216 million in the prior-year quarter. The decrease reflects the absence of sales on NASA’s launch abort system and lower sales of special mission aircraft. Operating profit was $21 million, compared to $8 million in the prior-year quarter.  The increase in operating profit reflects improved operating efficiencies partially offset by lower sales volume. Excluding the $13 million non-cash impairment in the prior-year quarter, operating profit was $22 million (see reconciliation table).

SECURITY AND SPORTING

For the full year, sales in the Security and Sporting group increased by 22 percent to $930 million, compared to $762 million in the prior year.  The increase reflects continued strength in the group’s commercial ammunition and tactical accessories businesses, and $84 million of new sales from the recently acquired BLACKHAWK! business.

Full-year operating profit rose 19 percent to $128 million, compared to $108 million in the prior year, primarily reflecting higher sales volume and improved operating efficiencies, partially offset by higher raw material costs.

Fourth quarter sales grew by 39 percent to $253 million, compared to $181 million in the prior-year quarter.  Additional production capacity in high-demand product areas allowed the group to deliver more sales in commercial ammunition. The increase also benefitted from $23 million of new sales generated by the BLACKHAWK! business.

Operating profit in the fourth quarter increased 58 percent to $33 million, compared to $21 million in the prior-year quarter, reflecting higher production and sales volume, and the timing of expenses.

CORPORATE AND OTHER

For the full year, corporate and other expenses increased to $14 million, compared to income of $32 million in the prior-year, primarily driven by increased pension expense.  The company recorded strong free cash flow of $291 million (see reconciliation table for details).  Capital expenditures for the year were $130 million.  The effective tax rate for the year was 28.5 percent, including the favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns.

In the fourth quarter, corporate and other expenses increased to $8 million, compared to income of $4 million in the prior-year quarter.  The decrease was primarily the result of increased pension expense.  The tax rate for the quarter was 33.9 percent, compared to 35.5 percent in the prior-year quarter.

OUTLOOK

ATK is establishing initial FY12 financial guidance.  The company expects FY12 sales in a range of $4.6 to $4.8 billion, and EPS in a range of $8.00 to $8.60.  ATK expects FY12 cash provided by operating activities in a range of $355 million to $380 million, which includes the impact of pension contributions of approximately $62 million.  The company expects capital expenditures of approximately $130 million and free cash flow in a range of $225 million — $250 million (see reconciliation table for details). Average share count is expected to be approximately 34 million. The effective tax rate for the year is expected to be approximately 34 percent and pension expenses are expected to be approximately $135 million.

Reconciliation of Non-GAAP Financial Measures

EBIT Margin and Earnings Per Share

The EBIT margin excluding the effect of the non-cash trade name impairment is a non-GAAP financial measure that ATK defines as income before interest, income taxes, and noncontrolling interest excluding the effects of the non-cash trade name impairment as a percent of sales.  Earnings per share excluding the impact of the non-cash trade name impairment is a non-GAAP financial measure that ATK defines as earnings per share less the impact of the non-cash trade name impairment.

ATK management is presenting these measures so that a reader may compare EBIT margin and EPS excluding these items as these measures provide investors with an important perspective on the operating results of the Company.  ATK management uses these measurements internally to assess business performance and ATK’s definition may differ from that used by other companies.

Total ATK Quarter Ending

March 31, 2010:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,249,039	$109,690	8.8%	$32,167	$58,402	$1.73
Trade name Impairment		38,008		14,393	23,615	$0.71
As adjusted	$1,249,039	$147,698	11.8%	$46,560	$82,017	$2.44

Group Information:

Aerospace Systems:

	Quarter Ended March 31, 2010
	Sales	EBIT
As reported	$404,950	$18,969
Trade name Impairment		24,586
As adjusted	$404,950	$43,555

Group Information:

Missile Products:

	Quarter Ended March 31, 2010
	Sales	EBIT
As reported	$215,843	$8,274
Trade name Impairment		13,422
As adjusted	$215,843	$21,696

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for acquisitions, debt repayment, cash dividends, and share repurchase after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Year Ended March 31, 2011	Projected Year Ending March 31, 2012

Cash provided by operating activities*	$421,070	$355,000–$380,000
Capital expenditures	(130,201)	~(130,000)
Free cash flow	$290,869	$225,000–$250,000

* Cash provided by operating activities for the year ended March 31, 2011 included $7 million of pension contributions and $62 million projected in the year ending March 31, 2012.

ATK is an aerospace, defense, and commercial products company with operations in 23 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; the challenges of developing new launch vehicles and the uncertainty regarding the Administration’s next-generation heavy lift vehicle architecture; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED		YEARS ENDED
(In thousands except per share data)	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Sales	$1,301,588	$1,249,039	$4,842,264	$4,807,666
Cost of sales	1,036,177	973,657	3,840,698	3,776,355
Gross profit	265,411	275,382	1,001,566	1,031,311
Operating expenses:
Research and development	22,572	28,575	64,960	75,896
Selling	45,801	43,556	164,063	168,986
General and administrative	65,152	55,553	246,817	236,084
Tradename and goodwill impairments	—	38,008	—	38,008
Income before interest, income taxes, and noncontrolling interest	131,886	109,690	525,726	512,337
Interest expense	(24,334)	(19,280)	(87,612)	(77,494)
Interest income	242	200	560	574
Income before income taxes and noncontrolling interest	107,794	90,610	438,674	435,417
Income tax provision	36,522	32,167	124,963	156,473
Net income	71,272	58,443	313,711	278,944
Less net income attributable to noncontrolling interest	169	41	536	230
Net income attributable to Alliant Techsystems Inc.	$71,103	$58,402	$313,175	$278,714

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.12	$1.77	$9.41	$8.48
Diluted	$2.10	$1.73	$9.32	$8.33
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	33,476	32,929	33,275	32,851
Diluted	33,830	33,747	33,615	33,462

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	March 31, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$702,274	$393,893
Net receivables	945,611	902,750
Net inventories	242,028	236,074
Income tax receivable	22,228	—
Deferred income tax assets	65,843	67,813
Other current assets	81,249	118,448
Total current assets	2,059,233	1,718,978
Net property, plant, and equipment	587,749	561,931
Goodwill	1,251,536	1,183,910
Deferred income tax assets	100,519	140,439
Deferred charges and other non-current assets	444,808	264,366
Total assets	$4,443,845	$3,869,624
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$320,000	$13,750
Accounts payable	292,281	273,718
Contract advances and allowances	121,927	106,819
Accrued compensation	135,442	172,630
Accrued income taxes	—	14,609
Other accrued liabilities	193,836	206,289
Total current liabilities	1,063,486	787,815
Long-term debt	1,289,709	1,379,804
Postretirement and postemployment benefits liabilities	126,012	142,541
Accrued pension liability	671,356	622,576
Other long-term liabilities	127,160	129,466
Total liabilities	3,277,723	3,062,202
Commitments and contingencies
Common stock - $.01 par value Authorized - 180,000,000 shares Issued and outstanding 33,519,072 shares at March 31, 2011 and 33,047,018 at March 31, 2010	335	330
Additional paid-in-capital	559,279	578,046
Retained earnings	2,005,651	1,699,176
Accumulated other comprehensive loss	(787,077)	(821,086)
Common stock in treasury, at cost, 8,036,377 shares held at March 31, 2011 and 8,508,431 at March 31, 2010	(621,430)	(657,872)
Total Alliant Techsystems Inc. stockholders’ equity	1,156,758	798,594
Noncontrolling interest	9,364	8,828
Total equity	1,166,122	807,422
Total liabilities and equity	$4,443,845	$3,869,624

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	YEARS ENDED
(In thousands)	March 31, 2011	March 31, 2010	March 31, 2009
Operating activities
Net income	$313,711	$278,944	$140,953
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	100,041	93,739	80,137
Amortization of intangible assets	11,145	6,091	5,616
Amortization of debt discount	17,168	19,867	23,921
Amortization of deferred financing costs	5,157	2,839	2,857
Intangible asset impairment	—	38,008	108,500
Other asset impairments	—	11,405	7,920
Deferred income taxes	23,018	(3,338)	108,353
Loss (gain) on disposal of property	2,281	5,756	1,110
Share-based plans expense	9,740	16,664	18,952
Excess tax benefits from share-based plans	(540)	(1,691)	(3,287)
Changes in assets and liabilities:
Net receivables	(153,723)	(81,279)	(94,239)
Net inventories	(6,400)	57	(15,610)
Accounts payable	20,065	(16,221)	64,345
Contract advances and allowances	15,108	20,739	4,456
Accrued compensation	(53,616)	800	15,312
Accrued income taxes	(40,164)	59,154	(70,019)
Pension and other postretirement benefits	86,955	(241,560)	23,306
Other assets and liabilities	71,124	(16,312)	2,404
Cash provided by operating activities	421,070	193,662	424,987

Investing activities
Capital expenditures	(130,201)	(143,472)	(111,481)
Acquisition of business, net	(172,251)	5,002	(75,615)
Dividends paid	(6,700)
Proceeds from the disposition of property, plant, and equipment	3,001	5,845	569
Cash used for investing activities	(306,151)	(132,625)	(186,527)

Financing activities
Payments made on bank debt	(13,438)	(13,916)	—
Payments made to extinguish debt	(537,576)	—	(618)
Proceeds from issuance of long-term debt	750,000	—	—
Payments made for debt issue costs	(19,883)	—	(5)
Net purchase of treasury shares	—	—	(31,609)
Proceeds from employee stock compensation plans	13,819	8,381	7,412
Excess tax benefits from share-based plans	540	1,691	3,287
Cash provided by (used for) financing activities	193,462	(3,844)	(21,533)
Increase in cash and cash equivalents	308,381	57,193	216,927
Cash and cash equivalents - beginning of year	393,893	336,700	119,773
Cash and cash equivalents - end of year	$702,274	$393,893	$336,700